EXHIBIT 99A.1

COMBINED STATEMENTS OF INCOME          U S WEST COMMUNICATIONS GROUP
(UNAUDITED)
                          Quarter Ended       Six Months Ended
                            June 30,      %       June 30,       %
In millions               1996    1995  Change  1996    1995  Change
- ------------------------------- ------- ------------- ------- ------
OPERATING REVENUES
 Local service           $1,179  $1,076   9.6  $2,324  $2,126   9.3
 Interstate access          626     591   5.9   1,248   1,180   5.8
 Intrastate access          189     184   2.7     379     372   1.9
 Long-distance network      278     294  (5.4)    568     593  (4.2)
 Other services             228     193  18.1     446     385  15.8
                        ----------------      ----------------
Total operating revenue   2,500   2,338   6.9   4,965   4,656   6.6
                        ----------------      ----------------
OPERATING EXPENSES
 Employee-related           921     831  10.8   1,788   1,644   8.8
 Other operating            387     346  11.8     775     695  11.5
 Taxes other than
  income taxes              100     105  (4.8)    197     211  (6.6)
 Depreciation & amort.      518     502   3.2   1,035   1,001   3.4
                        ----------------      ----------------
Total operating
 expenses                 1,926   1,784   8.0   3,795   3,551   6.9
                        ----------------      ----------------

Income from operations      574     554   3.6   1,170   1,105   5.9

Interest expense            110     106   3.8     221     207   6.8
Gains on sales of rural
 telephone exchanges         49      15    -       49      78 (37.2)
Other income
 (expense) - net              4      (3)   -      (12)    (16)(25.0)
                        ----------------      ----------------
Income before income
 taxes and cumulative
 effect of change in
 accounting principle       517     460  12.4     986     960   2.7
Income tax provision        193     167  15.6     368     352   4.5
                        ----------------      ----------------
Income before cumulative
 effect of change in
 accounting principle       324     293  10.6     618     608   1.6

Cumulative effect of
 change in accounting
 principle - net of tax       -       -    -       34       -    -
                        ----------------      ----------------
NET INCOME                 $324    $293  10.6    $652    $608   7.2
                        ================      ================

EXHIBIT 99A.1 (cont'd.)

COMBINED STATEMENTS OF INCOME          U S WEST COMMUNICATIONS GROUP
(UNAUDITED)

                         Quarter Ended        Six Months Ended
In millions, except         June 30,      %       June 30,       %
per share amounts         1996    1995  Change  1996    1995  Change
- ------------------------------- ------- ------------- ------- ------
Average common shares
 outstanding (#1)<F1>     476.8   470.4   1.4   475.9   469.5   1.4
                        ================      ================

Earnings per common
 share: (#1)
Income before cumulative
 effect of change in
 accounting principle     $0.68   $0.62   9.7   $1.30   $1.29   0.8
Cumulative effect of
 change in accounting
 principle                   -      -      -     0.07      -     -
                        ----------------      ----------------
Earnings per
 common share             $0.68   $0.62   9.7   $1.37   $1.29   6.2
                        ================      ================

<F1>
#1: Effective November 1, 1995, each share of U S WEST, Inc.
common stock was converted into one share each of U S WEST Communi-cations Group common stock and U S WEST Media Group common stock. Earnings per common share for 1995 have been presented on a pro forma basis to reflect the two classes of stock as if they were out-standing since January 1, 1995. For periods prior to the recapitali-zation, the average common shares outstanding are assumed to be equal to the average common shares outstanding for U S WEST, Inc.